Exhibit 10.25

John F. Lynch
Senior Vice President
Corporate Human Resources
GE
3135 Easton Turnpike
Fairfield, CT 06828
USA
EXECUTION COPY	T + 1 203 373 2330
F + 1 203 373 3553
john.f.lynch@ge.com

November 16, 2009

Mr. Jeffrey A. Zucker

c/o NBC Universal, Inc.

30 Rockefeller Plaza

New York, New York 10112

Dear Jeff:

Reference is made to the employment agreement, dated as of February 7, 2007, by and between you, NBC Universal, Inc. (the “Company”), and General Electric Company (the “Parent”), as amended by the letter, dated August 8, 2008 (the “Employment Agreement”), which was scheduled to expire on January 31, 2011. In connection with the potential closing (the “Closing”) of the transactions (the “Transaction”) currently being contemplated, pursuant to which, among other things, the businesses of the Company, together with certain other assets of Comcast Corporation (“Crimson”) will be transferred to an entity (“Newco”) which will be majority owned by Crimson, the parties desire to amend the Employment Agreement by entering into this letter agreement (the “Letter Agreement”).

All capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Employment Agreement. All other terms and conditions of the Employment Agreement shall remain in full force and effect through January 31, 2013, except as expressly modified below.

-                    -                     -                    -

Employment Period. Respecting the Employment Agreement, this Letter Agreement will confirm the parties’ understanding that the Employment Period is extended through and including January 31, 2013 or, if later, the date that is the second anniversary of the Closing.

Paragraph 3(a)(i) of the Employment Agreement is amended as follows:

During the Employment Period, (A) the Executive shall serve as the President and Chief Executive Officer of the Company, with such authority, duties and responsibilities as are commensurate with such positions, reporting directly to the Chief Executive Officer of the Parent and (B) the Executive’s principal location of employment shall be Manhattan, New York. In the event that a Closing occurs with respect to the Transaction, the Executive shall serve as the President and Chief Executive Officer of Newco, reporting directly to the Chief Executive Officer or Chief Operating Officer of Crimson. In such capacity, the Executive shall have such authority, duties, responsibilities and status as are commensurate with such positions and the Executive shall have the most senior direct management responsibility for all of the business of Newco.

Paragraph 3(b)(i) of the Employment Agreement is amended to replace the second sentence of such paragraph with the following:

Such Annual Base Salary was increased to $6,000,000 commencing as of August 1, 2008 and, in February 2010 and subsequently thereafter, the Annual Base Salary shall be reviewed for increase based on the Executive’s performance on the same basis and intervals as the salaries of senior officers of the Parent and its subsidiaries are reviewed generally.

Paragraph 3(b)(ii) of the Employment Agreement is amended to add the following sentence before the last sentence of the paragraph:

For the purposes of calculating the Additional Performance Bonus, operating profits or losses attributable to the Olympics will not be taken into account.

Paragraph 3(b)(iii) of the Employment Agreement is amended to add the following sentences at the end of such paragraph:

A three hundred thousand (300,000) share Parent equity grant shall be awarded to the Executive in 2010 (stock options and/or restricted stock units (“RSUs”) equivalents). Future equity grants shall be awarded under any new equity-based programs defined for Newco by Crimson. If the Closing does not occur, the Executive will continue to participate in the Parent equity program during the Employment Period.

If Parent institutes a Long-Term Performance Award (“LTPA”) for the 2010-2012 period, the Executive shall be entitled to receive a LTPA that will be paid out at the “Category 1” award payout level under Parent’s Contingent Long-Term Performance Plan; provided, however, that in the event a Closing of the Transaction occurs prior to December 31, 2010, the Executive will be entitled to receive one-third of the LTPA and, in the event that a Closing occurs at any other time prior to the settlement of such LTPA in accordance with its terms, the Executive will receive a prorated portion of such award, in each case, payable at the time the L TPA would have otherwise been payable in accordance with its terms. In the event a Closing occurs, the remaining two-third share (or such other lesser pro rata fraction) shall be paid by Newco under a comparable plan formula.

The following paragraph is added to Paragraph 3 (b)(v) of the Employment Agreement at the end of such paragraph:

In the event a Closing of the Transaction requires a change in the application to the Executive of any Parent or Company benefit, equity or other program(s), such changes triggered by the Closing shall be dictated by the applicable terms and conditions of the Parent or Company plans; provided, however, that such changes shall not affect the treatment of the three hundred thousand (300,000) share Parent equity grant in 2010. The following treatment will also be afforded to the Executive:

-Respecting the Transaction’s impact on currently outstanding Executive RSUs, 75,002 shall vest immediately upon Closing in accordance with their applicable grant terms. Respecting 137,502 special retention RSUs that would otherwise be cancelled in accordance with their applicable grant terms, the Parent, in its discretion, shall (i) either vest them at Closing or (ii) secure a commitment from Crimson to assure substantially comparable value through its equity-based programs and provide that such RSUs shall fully vest during the Employment Period and, in any event, upon the Executive’s termination of employment (other than a termination of employment for Cause).

-Parent confirms that all Parent stock options held by the Executive at Closing shall, as required by the grant terms, vest upon Closing.

-Parent confirms that upon the Closing, the Executive will be fully vested in his benefit under the Parent Supplemental Pension Plan (“SERP”) and that if the SERP is amended or terminated, the Executive will be treated no less favorably than similarly situated Parent executives.

-Parent acknowledges the Executive’s coverage under various Parent-sponsored life insurance programs, two of which are portable and provide coverage of $23.9 Million for which the Company currently pays $33,000 of the total annual premium. Following the Closing, Newco will offer substantially comparable benefits in the aggregate such that similar life insurance coverage or commensurate financial compensation will be provided.

-Respecting retirement, health and welfare benefits currently provided to the Executive not expressly referenced herein, the availability of substantially comparable retirement, health and welfare benefit programs in the aggregate shall be determined by Crimson. All other material employment practices and conditions currently enjoyed by the Executive shall continue to apply during the Employment Period.

-                    -                     -                    -

Please indicate your agreement and acceptance with the foregoing by entering your signature in the space provided below.

Very truly yours,

By:	/s/ John Lynch
John Lynch,
Senior Vice President, Human Resources On behalf of GE and NBC Universal

ACCEPTED AND AGREED:

Jeffrey A. Zucker

3